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                                   EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

     Net earnings per share - basic and net earnings per share - diluted are computed by dividing each such earnings per share by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively (in thousands, except per share data).


                                                         FOR THE SIX MONTHS ENDED
                                                                  JUNE 30,
                                                           2006              2005
                                                       -----------       -----------
Net Earnings                                           $    47,550       $    47,578
Average common shares outstanding                           63,438            61,770
Net earnings per share - basic                         $      0.75       $      0.77
Average common share equivalents outstanding                64,333            64,083
Net earnings per share - diluted                       $      0.74       $      0.74
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